EXHIBIT 23.3

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

August 2, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Sillenger Exploration Corp.
Oakville, Ontario, Canada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to incorporation by reference in the Form S-8, Registration Report under the Securities Act of 1933, filed by Sillenger Exploration Corp. of our report dated May 25, 2010, relating to the financial statements of Sillenger Exploration Corp., a Nevada Corporation, as of and for the years ending February 28, 2010 and 2009 and the period from February 14, 2007 (Inception) through February 28, 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

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